EMPLOYEE

COMPLIANCE

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Employee Policies

Code of Ethics and Conduct

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by LCP and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”). The provisions of Rule 17j-1 apply because LCP serves as investment adviser to the Fund.

This Code establishes rules of conduct for all employees of LCP and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that LCP and its employees owe a fiduciary duty to LCP’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

With regard to LCP’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties. This Code of Ethic’s must be approved by the Fund’s Board of Directors initially and upon amendment within 6 months after the adoption of any material change.

Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of LCP, in connection with the purchase or sale by such person of a “security held or to be acquired” by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

4.	To engage in any manipulative practice with respect to the Fund;

Under Rule 17j-1, a security held or to be acquired by the Fund means any Covered Security (defined below) which, within the most recent 15 days, is or has been held by the Fund or is being or has been considered by the

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Fund or LCP for purchase by the Fund and any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

The Code is designed to ensure that the high ethical standards long maintained by LCP continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both LCP and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the LCP has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

LCP and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment service provided;

●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment service is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, LCP expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Lind. Compliance with the provisions of the Code shall be considered a basic condition of employment with LCP. LCP’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, or his designees, for any questions about the Code or the application of the Code to their individual circumstances.

Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, disgorgement of profits or dismissal of the person involved.

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The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of LCP in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer, Stephen Wool, or his designees.

Stephen Wool is Chief Compliance Officer (“CCO”) of Lind. The Chief Compliance Officer, or his designees, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

LCP has developed and adopted this Code of Ethics (“COE” or “Code”) to oversee potential and actual conflicts of interest associated with the investment advice we provide to clients. As set forth below, our Code:

☐	Establishes rules of conduct for employees

☐	Sets forth the high ethical standards of business conduct that we require

☐	Is based upon the principal that all LCP employees owe a fiduciary duty of loyalty, fairness and good faith to our clients

☐	Is designed to preclude activities, which may lead to, or give the appearance of, conflicts of interest

☐	Addresses the receipt of and the giving of gifts (both are conflicts of interest)

☐	Requires employees to request pre-approval of any outside business activity (OBA)

☐	Requires employees to report and civil, criminal, or administrative actions against them

☐	Requires employees to adhere to personal trading pre-clearance procedures as described herein

☐	Requires employees to obtain the CCO’s written approval to continue to hold any individual municipal bonds owned prior to employment with LCP

☐	Requires employees to comply with applicable federal securities laws (as defined below) and the adviser’s fiduciary obligations

☐	Requires employees to submit initial and quarterly certifications and reporting

☐	Requires employees to report personal securities transactions periodically and requires the CCO or their designee to review these reports

☐	Among others

LCP employees are required to report violations of the Code to the CCO promptly, when identified or discovered (also known as report in a timely manner). Failure to report violations of the Code (or any other P&P) may itself be a violation.

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Definitions

☐	“Access Person” means a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. All employees of LCP are presumed to be Access Persons.

☐	“Automatic Reinvestment / Dividend Reinvestment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

☐	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, and controls or exercises investment discretion.

☐	“Beneficial ownership”/ “Beneficial Interest” means a direct or indirect “pecuniary interest” (as defined in Rule 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have beneficial ownership of any immediate family member’s account.

☐	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

☐	“Federal Securities Laws” means the Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

☐	“Front Running” means engaging in a personal securities transaction in advance of a transaction in the same security for a client’s account in order to take advantage of changes in the market price of a security that will be caused by that client’s trade.

☐	“Fund” means an investment company registered under the Investment Company Act.

☐	“Immediate Family Member” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any

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ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or domestic partner.

☐	“Initial Public Offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

☐	“Limited Offering” means an offering of securities that is exempt from registration under the Securities Act of 1933.

☐	“Private Fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act but for Section 3(c)(1) or 3(c)(7) of that Act. Backcountry 1 and Backcountry 3 are Private Funds.

☐	“Reportable Fund” means any registered investment company (i.e., mutual fund) for which the Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined by the Investment Company Act, or any mutual fund whose investment adviser controls or is under common control with the adviser.

☐	“Reportable Security”/ “Covered Security” means, in general, any interest or instrument commonly known as a “security” and includes, but is not necessarily limited to, any:

●	Stock or bond,

●	Shares of any closed-end fund or exchange traded fund (“ETF”), including an investment in the Lind Capital Municipal Income Fund.

●	Shares of any Limited Offering or Initial Public Offering

●	Interests in limited partnerships and limited liability companies and other types of investment contracts

●	Note, debenture or evidence of indebtedness

●	Municipal bond or interest in a Section 529 plan

●	Certificate of interest or participation in any profit-sharing agreement

●	Collateral-trust certificate, voting-trust certificate, pre-organization certificate or subscription

●	Transferable share

●	Certificate of deposit for a security

●	Fractional undivided interest in oil, gas, or other mineral rights

●	Put, call, straddle, option, future or privilege on, or other derivative of, any security (including, but not limited to any security convertible into or exchangeable into the security, and any related futures contract), or on any group or index of securities (including any interest therein or based on the value thereof), including those entered into on a national securities exchange relating to foreign currencies

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●	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

Reportable Security does NOT include:

●	Direct obligations of the U.S. Government, such as U.S. bonds or treasuries

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments (including repurchase agreements)

●	Shares of money market funds and open-end mutual funds

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) unless LCP acts as the investment adviser or principal underwriter for the fund or the investment adviser or principal underwriter for the fund controls LCP, is controlled by LCP, or is under common control with LCP;

☐	“Supervised Person” means any directors, officers and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control.

☐	“Tipping” means communication of material nonpublic information to others.

Personal Securities Transactions

It is our policy to apply these standards as follows:

The policies and procedures in this section apply to:

○	All LCP Access Persons (i.e., all employees);

○	This includes accounts of employees’ immediate family members living in the employees’ household and any other accounts for which the employee has direct or indirect beneficial ownership.

Accounts and Required Employee Reporting – Reporting required under this section is typically completed in Compliance Navigator, LCP’s compliance system.

☐	Initial Holdings Reports: As a new LCP employee, you must complete an Initial Holdings Report within 10 days of your hire date. The report must list all of your Accounts and certain requested

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information. For each Account, you will also be required to provide copies of your brokerage or other investment statements dated within 45 days of your start date. Each report must include the following information:

○	Date of Report;

○	Title and Type of Security;

○	Ticker Symbol or CUSIP;

o	Number of Shares; and

○	Principal Amount.

☐	Annual Holdings Reports: Annually, you must complete an Annual Holdings Report, listing all of your Accounts and certain requested information. For each Account, you must also provide statements dated within 45 days of the request date. Each report must include the same information required in the initial holdings report described above.

☐	Quarterly Transaction Reports: You must complete Quarterly Transaction Reports and provide copies of your brokerage account statements for the relevant quarter within 30 days of calendar quarter end. Each report must include the following information:

○	Date of Report;

○	Date of Transaction;

○	Title of Security;

○	Ticker Symbol or CUSIP;

○	Interest Rate and Maturity Date;

○	Number of Shares;

○	Principal Amount;

○	Nature of the Transaction (Buy/Sell);

○	Transaction Price; and

○	Broker-Dealer/Bank Name.

☐	Exception from Reporting Requirements: Employees need not submit:

○	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control (a “Managed Account”) Managed Accounts are those for which an employee has retained a trustee or third-party manager (including LCP as applicable) to manage the Account, and over which the employee has no direct or indirect influence or control.

○	A transaction report with respect to transactions effected pursuant to an automatic investment plan (as that term is defined above);

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○	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

☐	Managed Accounts(as defined above): Managed Accounts are not subject to pre-clearance requirements. Employees with Managed Accounts will be asked to provide certain information to the CCO (typically via Compliance Navigator) before being excepted from pre-clearance requirements.

☐	Employees must submit the reports described in this section when due, even if he or she made no purchases or sales of securities during the period covered by the report.

☐	Any new brokerage accounts opened subsequent to becoming an employee must be promptly disclosed to the CCO with the following information:

○	Date of Report;

○	Date the Account was Established; and

○	Broker-Dealer/Bank Name.

Preclearance

☐	Limited Offerings and IPOs

Pre-clearance by the CCO is required before purchasing or participating in any:

1.	Initial Public Offering.

2.	Limited Offering.

Employee investment in LCP Partnerships: Presently LCP does not offer any Partnerships for investment. Should it do so, these private funds would be limited offerings and therefore require pre-clearance as described above. However, LCP’s acceptance and approval of the employee’s subscription documents for any such investment will serve as that pre-clearance.

Note: Employees are required to obtain pre-approval before acquiring ownership in a limited offering as described above but are not required to obtain pre-approval prior to limited offering redemptions, distributions, dividends, clawbacks, and certain other transactions at the discretion of the Chief Compliance Officer.

☐	Lind Capital Municipal Income Fund (the Fund)

Pre-clearance by the CCO is required before buying or selling the Fund.

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☐	Bonds

Preclearance Requirement. Given Lind’s investment focus on fixed income, employees are prohibited from trading any bonds for their Accounts without first obtaining pre-clearance, in writing, from the CCO or his designee. Pre-clearance, once granted, is good for five business days ~~the day it is granted and the following~~ business days. If you do not trade the security within this time period, you will need to resubmit the proposed trade for pre-clearance.

Clarification: Notwithstanding the above, pre-clearance is not required for employee trades in open or closed end municipal bond funds or municipal security ETFs unless such open or closed end bond fund, or municipal security ETF is advised or sub-advised by LCP

New Hires and Grandfathered Securities. If you own bonds in any of your Accounts at the time of your start date with Lind, you will be required to obtain pre-approval to sell any such security in accordance with the pre-clearance procedures that are applicable to all employees, as described above.

☐	How to Request Pre-Clearance.

Each pre-clearance request must be in writing (email is ok); and include:

○	Employee name

○	Account legal name

○	Broker / Custodian name and account number

○	Security information: bond description, CUSIP number, number of bonds

Note: ALL pre-clearance requests are reviewed, assessed and approved or rejected by the CCO or his designee. If pre-clearance is denied, do not place the trade – you do not have permission to do so.

The CCO or designee will document all pre-approval requests reviewed, whether granted or denied.

 Review of Reportable Personal Security Transactions

☐	The CCO or his designee will periodically review each employee’s transaction activity for potential violations of the Code of Ethics or the Insider Trading Policy, for other improper trading activities or conflicts of interest.

☐	Personal securities transaction activities and reporting requirements of the CCO are reviewed by the Firm’s third-party compliance consultant.

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Books and Records

The CCO will retain the following required records with respect to this Code of Ethics:

●	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, which is or has been in effect during the past five years;

●	a record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of the Firm;

●	a copy of each report made pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, including any brokerage confirmations and account statements made in lieu of these reports for a period of at least five years after the end of the fiscal year in which the report is made or the brokerage confirmations and account statements are provided;

●	a list of all persons who are, or within the preceding five years have been, Access Persons, or who are or were responsible for reviewing the reports required by this Code; and

●	a record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Annual Reporting to the Chief Compliance Officer of the Fund

The Firm shall prepare an annual written report relating to this Code to the Fund’s Chief Compliance Officer. Such annual report shall:

1.	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

2.	describe any issues arising under this Code or procedures since the last report to the Funds’ Chief Compliance Officer including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations;

3.	identify any recommended changes in the existing restrictions or procedures based upon the experience of the Firm under this Code, evolving industry practices or developments in applicable laws or regulations; and

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certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Insider Trading

It is our policy to:

☐	Meet our obligations to establish and implement Insider Trading Policies and Procedures (as required by Section 204A of the Advisers Act) to detect and prevent the misuse of material, non-public inside information. Such information includes any information about a company that is not publicly available and which a reasonable investor would consider important in making an investment decision or which, if disclosed to the public, could be expected to affect the market price for the company’s securities. The following categories of information are particularly market-sensitive and therefore should always be considered material: significant business combinations such as mergers or joint ventures, changes in previously released financial results, changes in dividend policy, changes in earnings estimates, significant litigation exposure, significant new product, service or research announcements, plans for a recapitalization, repurchase of shares or other reorganization, and similar matters.

☐	Restrictions imposed are not lifted until such time we can verify the information in our possession is available in the public domain.

○	This applies for all personal trading, even though Lind is limited as an investment adviser to municipal securities. Insider trading issues can arise in personal and family transactions, although the purchase and sale of municipal securities for these accounts require a pre-clearance request AND approval, in writing.

○	Inside information is generally not deemed to have become public until such information has been publicized through a press release or other official announcement sufficient to provide the investing public a reasonable opportunity to evaluate the information. The issue of what constitutes a “reasonable opportunity to evaluate the information” will need to be determined on a case by case basis. Any such determination will be made by the Compliance Officer and/or outside counsel.

☐	Prohibit any employee in possession of material, non-public inside information from:

○	Trading the security for your personal beneficial ownership account, or communicating the information to any other person while we are in possession of material, non-public inside information.

○	Tipping this information to others who may trade the security.

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○	If Lind finds itself in possession of material nonpublic information on a municipal security (for example, the issuer name or new bond, a refinancing or other fact that could impact the price of that security), the CCO will issue a restriction on that security. At that time, all Lind clients / fund trading, all purchasing or selling of the issue ceases, until such time the CCO removes the restriction and you are notified, i.e., the restriction is removed.

○	Only the CCO may add to or remove securities from the restricted list.

Note: If you are determined to have traded while in possession of material, non-public information, there is personal liability under the Federal Securities Laws to you (and others). Please think about the following:

●	Is the information public / where did I see or read it in the public domain?

●	How did I receive the information and from whom?[4]

If you believe, you are in possession of material non-public information, please contact the CCO in a confidential manner. Keep the information confidential (this is critical) until confirmed it is material and non-public). Then, wait for instructions.

Outside Business Activity “OBA”

In order to identify a potential conflict of interest between an employee’s outside business activity (“OBA”) and the services we provide, as well as monitor the possibility of insider trader information, we require each LCP employee to report all outside business activity to the CCO. The SEC does not explicitly define OBA. As a result, the following is a guide (i.e. Not a complete list) to activity that may be an OBA if you:

☐	Serve as a general partner, officer or employee of any business, organization or sole proprietorship, including not-for-profit organizations, charitable foundations or similar entities;

☐	Receive compensation in any form from a business, organization or sole proprietorship;

☐	Serve as a director of any business or organization. (Reminder, due to insider trading issues and our overall Code of Ethics, we prohibit employees from serving as officers or directors of public stock companies (or private companies), as a general matter.

It is our policy to:

[4]	Information may be through a phone call to an officer of the issuer / borrower or discovered during an on-site visit. If you can, inquire if the information is public (or not). You want to hear, read or know only public information.

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☐	Prohibit (generally) outside business activity by any employee, particularly serving as a board member of a public stock company or issuer of fixed income securities, unless approved in advance and in writing by our CCO.

○	Prior to engaging in an OBA activity, you must submit a written request to the CCO. The CCO will review and subsequently approve or deny the request.

○	The CCO shall review the request, approve or deny the activity and provide a response to the employee. A copy of the response shall be maintained in the employee’s file.

○	For new employees, you are obligated to disclose all OBA at the time of hire in an initial Conflicts of Interest Questionnaire.

○	Employees are also required to confirm outside business activities on an annual basis in conjunction with the Firm’s annual Conflicts of Interest Questionnaire.

☐	Require disclosure of an OBA (via the individual’s Form U-4 if registered as an IAR). Disclose, via Form ADV Part 1 and 2, as applicable, all approved outside business activity if that activity is a conflict of interest (material or otherwise) and impacts our advisory services delivered to clients or detracts from a LCP team member’s time to service customers (as determined by the CCO).

Procedures:

●	Employees must utilize the OBA request form in Appendix B to request pre-approval to engage in any new outside business activity in accordance with the above policies. Complete this form and submit it to the CCO for review.

●	Periodically, employees will be asked to report or confirm any OBAs through compliance questionnaires (Such as through a quarterly compliance questionnaire and the annual conflicts of interest questionnaire.)

Gifts & Entertainment

LCP developed this policy to mitigate the conflicts of interest associated with the risk of employees taking advantage of their position by accepting excessive gifts or other gratuities from individuals seeking to do business with the Firm.

Policy – Gifts:

☐	Employees are prohibited from giving or receiving gifts to any person or firm, with a reasonable value greater than $200, unless otherwise first approved in writing by the CCO.

Policy – Entertainment:

☐	Employees may attend reasonable sporting events, or other similar entertainment events, if the person providing the entertainment is also present. This is considered entertainment for the purpose of this

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policy and not a gift. However, for example, if tickets are given to you, and the person giving them is not attending, they are considered gifts and the procedures related to gift giving and receiving apply as described above.

☐	You may also invite clients or vendors to a reasonable sporting event if you are present as the host. However, if you provide tickets to clients or vendors and are not present, they are considered gifts and are subject to the limitations, reporting and restrictions as indicated above.

Policy – General:

☐	LCP “pays our own way,” related to due diligence reviews. As a result, we do not accept business travel (airfare, hotel, ground transportation) as such receipt may have attached expectations that can influence our objectivity in providing money management services to our clients and therefore poses a conflict of interest.

☐	Notwithstanding the above procedures, employees are prohibited from

○	soliciting gifts, special accommodations and similar items of value for themselves or LCP,

○	giving or accepting cash gifts or cash equivalents of any value to or from a client or prospective client, or any entity that does, or seeks to do, business with or on behalf of the Firm (including gift cards that are redeemable for cash), and

○	accepting or giving any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving LCP, or that others might reasonably believe would influence those decisions, regardless of their value.

☐	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed, including the following:

○	State and local ethics laws, regulations or rules may limit or prohibit the giving of gifts, entertainment or other payments to various state or local governmental entities, agencies and employees.

○	Additionally, the U.S. Department of Labor (“DOL”) regulates gifts, entertainment or payments to ERISA plan representatives, union organizations, union officials, officers or employees or representative of unions in which a company has or is prospecting a business relationship.

☐	All exceptions to the above procedures must be approved and documented by the CCO.

☐	Gifts above the applicable threshold will be recorded by the CCO in a gift log and periodically reviewed by the CCO.

☐	If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO. The threshold is provided as a guidepost, however, and should not be relied upon in substitution for the professional judgment of employees when accepting gifts of

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lesser values, due to the frequency or particular circumstances associated therewith, raise concerns of real or perceived impropriety.

Other Conflicts of Interest, Generally

LCP’s fiduciary duty includes a duty of loyalty to our clients and investors. We must avoid conflicts of interest with our clients and investors and must fully and fairly disclose any material conflicts that do arise. Simcoe strives to avoid even the appearance of conflicts of interest. A conflict of interest may arise when an employee is placed in a position in which outside business relationships or other business or financial interests may interfere with the employee’s job performance or may otherwise adversely affect the interests of LCP. Employees must avoid any situation in which they might seek to benefit personally, or give the appearance of seeking a personal benefit, from LCP’s relationships.

LCP and its employees are not permitted to provide preferential treatment to one client over another. Any employee’s favoritism of one client over another (based on investment size, investment terms, potential compensation to be received or otherwise) would constitute an impermissible conflict of interest in violation of this policy.

In addition to the requirements outlined elsewhere in this Compliance Manual and the Code of Ethics, employees are also required to observe the following restrictions on conduct in order to avoid actual and apparent conflicts of interest:

●	Other than in the course of his or her duties on behalf of LCP, an employee may not knowingly buy securities or other property from a client or investor or sell securities or other property to a client or investor. Employees may not borrow money from any of LCP’s vendors, clients, or investors. This restriction is not intended to include ordinary commercial transactions for the purchase or sale of goods and services, the receipt of credit on customary terms in connection with the purchase of goods and services, or the acceptance of loans from banks or other financial institutions on customary terms in the ordinary course of business.

●	Employees may not use LCP’s name, assets, letterhead, contacts, proprietary or confidential information or good will for personal gain or for the gain of a third party. Employees may not use information regarding pending or contemplated trades for personal objectives or those of any third party. (Refer to our policy on Insider Trading). LCP’s current or anticipated business relationships may not be a factor in the solicitation or contribution of any political and charitable donations (Refer to our Pay to Play/Political Contributions Policy).

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●	In addition, each employee is required to notify the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding, becomes subject to any judgment, order or arrest, or is contacted by a regulatory authority regarding any such matter. (Refer to our Legal/Regulatory Proceedings and Disclosure Policy).

●	Regardless of whether an activity is specifically identified in this Compliance Manual, employees must disclose any personal interest or circumstance which could reasonably be expected to present a conflict of interest or harm the reputation or integrity of LCP. An employee’s material beneficial ownership, business or personal relationship or other material interest in any portfolio investment contemplated by a client must be disclosed to the CCO immediately to ensure that the necessary safeguards are implemented. (Refer to our policy on Insider Trading).

●	Disclosure and Monitoring: Upon initial employment or other engagement with LCP, and on an annual basis thereafter, employees are required to complete a conflicts of interest questionnaire/certification. On an annual basis, the CCO will review any conflicts that have been identified at the firm level and on each employee’s questionnaire to ensure all material risks and conflicts have been appropriately addressed and disclosed.

Duty to Supervise Policy, Procedures and Organization

It is our policy to comply with Section 203 (e) (6) and Rule 206 (4)-7 of the Advisers Act regarding the supervision of our employees.

These P&Ps are a core component of our obligations to supervise our advisory practice and our employees.

LCP employees with supervisory responsibilities will reasonably supervise the activities of the employees assigned to them. Delegation of responsibilities occurs, when appropriate, to ensure that we provide clients with the highest level of service. Delegation is also a strong practice to segregate duties and create appropriate controls. To demonstrate supervision and to test effectiveness, all offices and areas of LCP are subject to periodic compliance review. As an investment adviser with a small number of employees, LCP segregates duties to the extent it believes it is practical and appropriate to do so.

The CCO is required to monitor employees, and/or departments, in an effort to detect, prevent and correct activities inconsistent with these P&P. While the CCO has overall responsibility to administer and monitor the Compliance Program, the CCO is not the sole supervisor (or in many instances, not a supervisor at all) for all of the activity we engage in as LCP. Overall responsibility lies with each individual LCP employee.

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Lind Capital Corporate Structure

Lind is led by Managing Partner, J. Robert Lind, Jr.. Employees are designated within Research, Trading, Sales/Marketing, and Compliance Support functions. All employees report ultimately to Mr. Lind.

Training – Initial and Annual

It is our policy to require each employee:

●	Upon hire, to meet with and receive one-on-one (or small group) training with the CCO (or designee) on our Compliance Program, and

●	On at least an annual basis, to participate in a mandatory compliance meeting in which relevant compliance issues, and areas where we believe additional focus is necessary, are covered.

New Hires:

☐	For each new employee, the CCO provides the following compliance documents:

○	Compliance Manual & Code of Ethics, Business Continuity Plan (BCP), and Written

○	LCP’s Form ADV

○	Initial Compliance Questionnaire, which includes disciplinary questions relevant to the Firm’s Form ADV Part 1 and the employee’s Form U-4 (as applicable).

○	P&P Acknowledgements, which are due within 10 days of your start date with Lind:

●	Acknowledgement of your receipt of these P&Ps;

●	Initial Holdings Report (Refer to the Code of Ethics for additional information about the contents of this report.)

Training for ALL Staff:

At least annually, the CCO or designee will provide compliance training for all employees. This training is mandatory and includes Lind’s compliance consultant. Records of each training session, agenda and attendees are maintained. IF you are unable to attend compliance training, contact the CCO who can grant an exception to the training and provide you with the training materials.

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Registration (Employee and Firm)

It is our policy to:

☐	Ensure Lind is registered with the SEC as an investment adviser through the timely filing and maintenance of Form ADV.

○	Renew Lind’s registration as an investment adviser with the SEC

☐	Files appropriate notice filings in IL and each state where notice filing is required based on the number of LCP clients. These are renewed each calendar year

☐	Maintain initial and renewal of employee registrations as investment advisor representatives (“IAR”), as required.

○	Require each IAR to have a current and accurate Form U-4 on file via WebCRD

○	File a complete and accurate Form U-5 upon termination of an employee who is licensed as an IAR and deliver a copy of that U-5 to the terminated employee[5].

●	LCP has 30 days to file the U-5 and the same time to deliver a copy to the individual who left the Firm (if an IAR) either in person, electronically or to the individual’s home address of record.

Background on Employee Registration (Investment Adviser Representations, or IARs): In accordance with SEC Rule 203A-3(a), the definition of an IAR includes any individual meeting one of the two following criteria:

☐	Any partner, officer, director or any person performing similar functions employed by or associated with the Firm (except for clerical or administrative personnel) who:

○	shall make recommendations regarding securities;

○	will manage accounts or portfolios of clients;

○	will determine what advice should be given;

○	may solicit the sale of or sell investment advisory services (unless incidental to his or her profession); or,

○	will supervise employees who perform any of the foregoing;

(or)

☐	An employee, more than 10 percent of whose clients are natural persons.

☐	Employees who do not regularly meet with advisory clients or who provide only impersonal investment advice are excluded from the definition.

[5]	U-5 is the form used to terminate an IAR from one or more states.

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Legal or Regulatory Proceedings & Disclosure

We are obligated to monitor the financial condition and any legal or disciplinary action(s) concerning LCP, our employees and related management persons. You shall immediately notify the CCO if you become the subject of a security-related action6 involving any:

☐	Investigation or government proceeding;

☐	Refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;

☐	Litigation or arbitration;

☐	Bankruptcy proceedings;

☐	Civil litigation;

☐	Arrest, summons, subpoena, indictment or conviction for a criminal offense;

☐	Felony convictions or misdemeanors related to investments, fraud, false statements, bribery, forgery or extortion;

☐	Violations of investment-related statute;

☐	Order or judgment enjoining a person from an investment-related activity;

☐	Possible garnishment of wages for any reason (by a city, state or the federal government);

☐	Any administrative proceedings before the SEC or an SRO (FINRA, NFA, CFTC).

Activity:

☐	Each year, you will be required to complete a questionnaire that includes disciplinary questions.

☐	The CCO will review any yes answers on this questionnaire with you in order to determine materiality, and whether any disclosures are required in Form ADV and/or applicable U-4.

Public Speaking, Social Media, Media Presentations

It is LCP’s policy to use limited social media applications (such as LinkedIn) for business purposes. Lind’s firm website and social media pages are “advertisements” and are subject to SEC rules and limitations on Advertising as well as recordkeeping requirements.

Procedures for the personal use of social media:

☐	Use of Facebook, Twitter, Snap Chat and other social media platforms or other online media are permitted for personal networking but are prohibited for Lind’s business purposes.

[6]	The CCO shall use the disciplinary questions from Form ADV Part 1 and Form U-4 as the basis for the review, documentation and disclosure of disciplinary events applicable to any employee of LCP.

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○	Information that may be posted about your employment at Lind is limited to business card type information: Name, Firm Name, your title, contact information. You may not post sales or marketing information about the Firm.

○	Employees are required to disable endorsements for your accounts on Facebook, LinkedIn or other similar websites. This is to ensure you do not receive, and therefore Lind does not receive, prohibited testimonials (endorsements) as prohibited by the SEC.

☐	The use of chat rooms for business purposes is prohibited.

☐	Employees may not solicit or provide recommendations, endorsements, etc.

☐	Caution: Any information about the Firm that is posted on a social media site (personal or otherwise) may be deemed advertising of the Firm. Advertising is subject to LCP’s advertising review and approval process (see Advertising Section of these P&P under Client Compliance Section).

Media Policy

It is our Policy for employees to obtain written pre-approval from the CCO for any public speaking or media presentations, including interviews or conference speeches. J. Robert Lind, Stephen Wool and Anthony Chun are authorized to speak to and answer media inquiries. The CCO or designee will document all requests, presentation materials and recordings of presentations, if any, in our advertising books and records.

Whistleblower Protections

Background: Pursuant to Dodd Frank legislation, the SEC launched the Office of the Whistleblower. Employees may contact the SEC if they are aware of possible security law violations that have been reported to the CCO or management, but not been addressed, if ever.

It is a violation of the law for a firm to discharge, demote, suspend, threaten, harass, directly or indirectly, or in any other manner discriminate against, a whistleblower in the terms and conditions of employment because of any lawful act done by the whistleblower;

1.	in providing information to the SEC in accordance with this section;

2.	in initiating, testifying in, or assisting in any investigation or judicial or administrative action of the SEC based upon or related to such information; or

3.	in making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201 et seq.), the Exchange Act (15 U.S.C. 78a et seq.), including section 10A(m) of such Act (15 U.S.C. 78f(m) [130]), section 1513(e) of title 18, United States Code, and any other law, rule, or regulation subject to the jurisdiction of the SEC.

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Additionally, no person may take any action to impede an individual from communicating directly with the SEC staff about a possible securities law violation. Notwithstanding, nothing in this manual shall be deemed to diminish the rights, privileges, or remedies of any whistleblower under any Federal or State law.

As noted within these P&P, LCP encourages all employees to report concerns of unethical activities, potential misconduct or suspected violations of federal securities laws to the CCO. Upon receipt of such information, the CCO will review and discuss with management, who will determine if the information should be subsequently reported to the SEC or any other regulatory authority.

Our goal is to comply with the applicable law governing our business and to meet our fiduciary obligations to clients that we have under the Investment Advisers Act. If you have questions on this topic, please contact our CCO. Please speak up, as necessary.

Compliance Violations

It is our policy to investigate any violations of our compliance P&P by any employee. If warranted, sanctions will be imposed.

Procedures. When an actual or potential violation of the Firm’s policies or procedures or applicable law is detected:

1) The employee who discovers the violation or becomes aware of a potential violation will report it immediately to the CCO, who shall conduct a review of the circumstances to determine if a possible violation may have occurred.

2) If the matter is deemed to be serious enough to result in a regulatory sanction, the CCO will work with other executive management, the Firm’s compliance consultant and/or outside counsel to determine how to proceed with the investigation and resolution to the matter.

3) The CCO will maintain documentation in the employee’s file for any violations resulting in written sanctions.

Sanctions. Sanctions for material violations of any of the policies and procedures of the Firm may include, among other things, written reprimand, additional training, enhanced supervision, restriction in job functions, termination of employment, or such other course of action as the CCO and executive management deem necessary. All violations not deemed material will be subject to penalties determined by the CCO.

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